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[GTSI Logo]                            Government Technology Services, Inc.
                                                4100 Lafayette Center Drive
                                                  Chantilly, VA  20151-1200
                                                             (703) 502-2000
                                                               www.gtsi.com


                              April 29, 1998


Dear Stockholder:

     You recently received a copy of the Proxy Statement, dated April 13, 1998, of Government Technology Services, Inc. for the Annual Meeting of Stockholders to be held on May 12, 1998. In connection with the final preparation, printing, and mailing of the Proxy Statement, certain information was incorrect relating to Proposal 1 - Approval of the Conversion of the Company's Series C Preferred Stock into Common Stock - appearing in the third full paragraph on page 5 of the Proxy Statement.

     Set forth below is a corrected paragraph for inclusion as the third full paragraph on page 5 of the Proxy Statement:

          "Conversion of the Series C Preferred Stock to 3 million shares of Common Stock would have a dilutive effect on net tangible book value per share. At December 31, 1997, the Company's historical net tangible book value was approximately $39.3 million, or $5.82 per share. Giving effect to the acquisition of the BTG Division as if it had occurred at January 1, 1997, and assuming the conversion of the Series C Preferred Stock to Common Stock had occurred as of the same date, net tangible book value as of December 31, 1997 would have been approximately $52.3 million, or $5.36 per share. If the Series C Preferred Stock is not assumed to be converted at December 31, 1997, net tangible book value attributable to common stockholders would have been $36.9 million, or $5.46 per share. Conversion of the Series C Preferred Stock to 3 million shares of Common Stock would have a dilutive effect from $5.46 to $5.36 per share due to conversion of the 3 million shares of Common Stock at the Series C Preferred Stock liquidation preference of $5.125 per share."

     In the event that you have already returned your Proxy Card and wish to change or revoke your vote as a result of this correction, please contact the undersigned at 703-502-2121 or by fax at 703-222-5217, and you will be provided with another proxy card. Proxy cards will also be available at the Annual Meeting. Also, any proxy given pursuant to the solicitation by the Company's board of directors for use at the Annual Meeting may be revoked by the person giving it at any time before its use by delivering to the undersigned a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                                Very truly yours,


                                /s/ JUDITH B. KASSEL
                                Judith B. Kassel
                                Corporate Secretary